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                                                                  Exhibit 10(ii)

                             FIRST AMENDMENT TO THE
                          INFORMATION RESOURCES, INC.
              AMENDED AND RESTATED 401(K) RETIREMENT SAVINGS PLAN


         The Information Resources, Inc. Amended and Restated 401(k) Retirement Savings Plan is hereby amended, effective July 1, 1996, as follows:

         1. Section 4.2(b) (Salary Reduction Agreement) shall be amended to read as follows:

         Salary Reduction Agreements, or any changes thereto, shall be effective as of the first day of any calendar year month, provided the Participant submits an appropriate executed authorization and notice to the Company prior to such calendar year month, on a form or in the manner prescribed by the Plan Administrator. The Plan Administrator may establish additional rules regarding the timing and frequency of a change in the amount of salary reductions, provided such policy is applied uniformly to all Participants.

         2. Section 4.7 of the Plan (Withdrawals) shall be amended to read as follows:

         A Participant may elect in writing (or in such other form as may be permitted from time to time by the Plan Administrator) to withdraw any amount (but not less than $500) from his 401(k) Account or Rollover Contribution Account at any time subject to the following conditions:

         (a) The distribution of a Participant's 401(k) Account or Rollover Contribution Account shall not commence prior to his death, Disability, attainment of age 59-1/2, or termination of employment, except upon his demonstration of financial hardship. A distribution based upon financial hardship may be made only if the Participant has an immediate and heavy financial need, and cannot exceed the amount required to satisfy such financial need, which may not be satisfied from other resources reasonably available to the Participant. A Participant shall be deemed to have an immediate and heavy financial need if the distribution is on account of:

                 (1) Medical expenses described in Code Section 213(d) incurred by the Participant, the Participant's spouse or any of the Participant's dependents (as defined in Code Section 152);

                 (2) The purchase (excluding mortgage payments) of a principal residence of the Participant;

                 (3) Payment of tuition and related educational fees for the next twelve (12) months of post- secondary education for the Participant, his spouse, children or dependents;
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                 (4)      The need to prevent the eviction of the Participant
                          from his principal residence or foreclosure on the mortgage of the Participant's principal residence; or

                 (5) Any other emergency that the Plan Administrator, pursuant to a uniform and nondiscriminatory policy and in accordance with guidelines issued by the Internal Revenue Service, deems a bona fide financial emergency.

         (b) A distribution shall be considered necessary to satisfy an immediate and heavy financial need if:

                 (1) The distribution is not in excess of the amount of the immediate and heavy financial need of the Participant;

                 (2) The Participant has obtained all distributions, other than hardship distributions, and all nontaxable loans currently available under all plans maintained by the Company; and

                 (3) The Participant does not make elective deferrals or employee contributions under any plan maintained by the Company for a twelve (12) month period following the date of receipt of the hardship distribution, nor does he make elective deferrals under any plan maintained by the Company for the taxable year immediately following the taxable year of the hardship distribution in excess of the limitation imposed by
                          Section 402(g) of the Code for such next taxable year, less the amount of such Participant's elective deferrals for the taxable year of the hardship distribution.

         (c) The Participant must request a hardship withdrawal in writing on a form provided by the Plan Administrator, or in such other form or manner as the Plan Administrator may from time to time determine. The Plan Administrator shall specify any supporting data required and shall follow a uniform, nondiscriminatory policy in determining the eligibility for, and timing of, hardship withdrawals.

         (d) A Participant shall be entitled to a hardship withdrawal pursuant to this Section 4.7 from that portion of his 401(k) Account that represents his 401(k) Contributions, but not on that portion that represents any earnings credited on such account.

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         3.      Section 7.2 of the Plan shall be amended to add the
         following Paragraph (d):

         (d) Effective July 1, 1996, for purposes of determining a Participant's vested interest in accordance with this Paragraph 7.2, the Plan shall apply the "elapsed time" method of crediting Vesting Service, based upon the Participant's date of hire and as such method is described in Department of Labor Regulations Section 2530.200b-9. In accordance therewith, all Participants shall thereupon receive vested credit in a manner that is consistent with Paragraph (f) of Department of Labor Regulations Section 2530.200b-9; provided that, a Participant shall be credited with no fewer years of Vesting Service as of July 1, 1996 than he had been credited with under the Plan as of June 30, 1996.

         4. Article IX (Investment Discretion) shall be amended to read as follows:

                       ARTICLE IX - INVESTMENT DISCRETION
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         9.1  DIRECTED INVESTMENT ACCOUNTS

                 (a) The Company may establish separate investment funds in which the assets of the Trust will be held. Upon such establishment, the Trustee shall, if the Plan Administrator so directs, and in accordance with the Trust Agreement, permit the Participants to direct the Trustee as to the investment of all or a portion of their Accrued Benefit. If such authorization is given by the Plan Administrator, Participants may, subject to a procedure established and applied in a uniform and nondiscri- minatory manner, direct the Trustee to invest their Accrued Benefit in a specific investment fund or funds. To the extent so directed, and as permitted by law, the Trustee and the Plan Administrator shall be relieved of their fiduciary responsibilities under Section 404 of ERISA. That portion of the accounts of any Participant so directed will thereupon be considered a "Directed Investment Account," which shall not share in Trust Fund earnings nor be taken into consideration for purposes of
                          Section 6.1. In lieu thereof, the Trustee shall, following the end of each Valuation Date, value all assets of the Trust Fund, allocate net gains or losses, and process additions to and withdrawals from Participants' accounts in the following manner:

                          (1) The Trustee shall first compute the fair market value of securities and/or the other assets comprising each investment fund. Each account shall be adjusted each business day by applying the closing market price of the investment fund on the current business day to

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                                  the share/unit balance of the investment fund
                                  as of the close of business on the current business day.

                          (2) The Trustee then shall account for any requests of additions or withdrawals made to or from a specific designated investment fund by any Participant, including allocations of contributions. In completing the valuation procedure described above, such adjustments in the amounts credited to such accounts shall be made on the business day to which the investment activity relates. Contributions received by the Trustee pursuant to the Plan shall not be taken into account until the Valuation Date coinciding with or next following the date such contribution was both actually paid to the Trustee and allocated among the accounts of the Participants.

                          (3) Notwithstanding paragraphs 1 and 2 above, if a pooled investment fund is created as a designated fund for Participants, valuation of the pooled investment fund and allocation of earnings of the pooled investment fund shall be governed by any agreement of such pooled investment fund. The provisions of any agreement shall be incorporated by reference in this Section 9.1.

                          It is intended that this Section 9.1 operate to distribute among each Participant all income of the Trust Fund and changes in the value of the assets of the Trust Fund.

                 (b) A separate Directed Investment Account shall be established for each Participant who has directed an investment. Transfers between a Participant's regular account, if any, and his Directed Investment Account shall be charged and credited as the case may be to each account.

                 (c) All investments, including that of any common stock, shall be held in the name of the Trustee or one or more of its nominees as provided in the Trust Agreement.

                 (d) Each Participant shall file an investment election with, and on a form or in the manner provided by, the Plan Administrator at the time he becomes a Participant in the Plan. A Participant may change his investment fund elections regarding existing accounts and future contributions pursuant to procedures established by the Plan Administrator, which may include daily trading via the Trustee's telephonic toll-free system. A Participant also may transfer amounts attributable to prior contributions among the investment funds pursuant to such procedures. All investments and changes must be

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                          made in multiples of one percent (1%), or, for
                          purposes of transfers only, in multiples of one dollar ($1.00) (with minimum transfers to be equal to the lesser of $250 or 100% of a fund account). Elections shall become effective as soon as practicable after receipt by the Plan Administrator, subject to such limitations and restrictions as the Plan Administrator may, from time to time, establish.

                 (e) If no election form has been executed by the Participant for his Directed Investment Account, his entire Accrued Benefit shall be invested by the Trustee pursuant to the Trust Agreement.

         5. Article XIII of the Plan (Trust Provisions) shall be deleted in its entirety, and all corresponding references in the Plan to Article XIII shall be similarly deleted, and the Information Resources, Inc. 401(k) Retirement Savings Plan Trust Agreement, which is attached hereto, shall be established as a separate Trust Agreement by and between Fidelity Management Trust Company and Information Resources, Inc.

         6. Article XV (Loans to Participants) shall be amended to read as follows:

         15.1    LOANS TO PARTICIPANTS

                 Upon application by an Employee who is a Participant or any other party-in-interest, as defined in Section 3(14) of ERISA, the Trustee may lend such Employee or other party-in- interest an amount such that the aggregate of all of his outstanding loans under this Plan and all other plans maintained by the Company does not exceed the lesser of: (1) fifty thousand dollars ($50,000) (reduced by the excess, if any, of (A) the highest outstanding balance of loans from the Plan and all other plans maintained by the Company during the one (1) year period ending on the day before the date on which such loan is made over (B) the outstanding balance of loans from the Plan and all other plans maintained by the Company on the date on which such loan is made); or (2) an amount which does not exceed one-half (1/2) of the vested interest of his Accrued Benefit, if any, under the Plan as of the date on which the loan is approved. All loans shall follow a uniform, nondiscriminatory policy. Loans shall not be made available to Highly Compensated Employees in an amount greater than the amount made available to other Employees.

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                 In addition to such rules and regulations as the Plan
                 Administrator may adopt, all loans shall comply with the following terms and conditions:

                 (a) An application for a loan by an Employee or other party-in-interest shall be made in writing to the Plan Administrator, whose action thereon shall be final. The Plan Administrator shall specify the form of the application and any supporting data required.

                 (b) The period of repayment for any loan shall be five (5) years, unless the loan is used to acquire a dwelling unit which within a reasonable time shall be used as the principal residence of the Employee or other party-in-interest, in which case the period of repayment shall be determined by the Plan Administrator but shall not be greater than twenty
                          (20) years.   Loans shall be repayable in
                          substantially equal amortized installments of both principal and interest payable not less frequently than quarterly. Loans to Employees shall be repaid through automatic payroll deduction, and for parties-in-interest who are not Employees, on such other terms and conditions as the Plan Administrator deems appropriate. To the extent that such loan is unpaid at the time a distribution of such Participant's Accrued Benefit becomes payable, such unpaid amount shall be deducted from the amount otherwise payable from his Accrued Benefit. Any loan described in this Section 15.1 shall be considered an investment of the account from which it was borrowed. Such account shall not share in the allocation of earnings under the Plan to the extent of such loan.

                 (c) Each loan shall bear interest at a rate which is the rate being charged by the area banking businesses for similar well-secured loans.

                 (d) Each loan shall be supported by collateral equal to no more than fifty percent (50%) of the Employee's or other party-in-interest's entire vested interest in the Trust. A loan also shall be supported by the Employee's or other party-in-interest's promissory note for the amount of the loan, including interest, payable to the order of the Trustee. The promissory note shall require that the unpaid principal and interest will become due and payable if a loan payment is not made by the last day of the calendar year quarter following the calendar year quarter in which the installment was due and owing. In the event of default, foreclosure on the note and attachment of security will not occur until a distributable event occurs in the Plan.

                 (e) Each loan shall be in an amount not less than one thousand dollars ($1,000.00) and shall be made in increments of not less than ten dollars ($10.00). No more than one (1) loan may be outstanding at any one time.

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                 (f)      Each loan shall be for a period of not less than six
                          (6) months.

         IN WITNESS WHEREOF, Information Resources, Inc. has caused this Amendment to be executed by its officer hereto duly authorized this ____ day of May, 1996.

                                       INFORMATION RESOURCES, INC.,
                                       a Delaware corporation


                                       By:______________________________
                                       Its:_____________________________




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